Exhibit 5

August 19, 2004

LSB Bancshares, Inc.
One LSB Plaza
Lexington, North Carolina 27292

Re:      LSB Bancshares, Inc. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

     We have acted as counsel to LSB Bancshares, Inc., a North Carolina corporation (“LSB”), in connection with its preparation and filing of the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the registration of 750,000 shares of Common Stock, par value $5.00 per share (the “Common Stock”), issuable under the LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees (the “Plan”), an indeterminate number of shares of such Common Stock that may be issued or become issuable under the Plan by reason of a stock split, recapitalization or other corporate event or transaction as more fully described in the Plan and an indeterminate number of interests in the Plan.

     For purposes of this opinion, we have investigated such questions of law and examined originals or copies certified or otherwise identified to our satisfaction of the documents creating and evidencing the Plan and made such other investigations and examined original copies of such certificates of public officials and such other certificates, documents and records as we considered necessary or relevant for purposes of the opinion expressed below, including the Registration Statement, the Articles of Incorporation of LSB, as amended, the Amended and Restated Bylaws of LSB, and the minutes of meetings and resolutions of the Board of Directors and shareholders of LSB adopting the Plan.

     In rendering the opinion set forth herein, we have assumed, with your permission and without any independent investigation or verification, each of the following:

1.	The authenticity and conformity to the original documents of all documents submitted to us as certified, conformed, facsimile or photographic copies, and the genuineness of all signatures on all documents; and

2.	That each document submitted to us by any governmental official or agency is accurate, complete and authentic, and all official public records (including the proper indexing and filing) are accurate and complete.

     Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock, when issued in compliance with the terms and conditions of the Plan, will be duly and validly issued, fully paid and nonassessable.

     We are admitted to practice only in the State of North Carolina, and the opinions expressed above are limited to the laws of the State of North Carolina and the federal laws of the United States of America. Our opinion is specifically limited to those matters expressed herein, effective as of the date hereof, and we offer no opinion regarding any matters not specifically expressed herein.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Poyner & Spruill LLP

POYNER & SPRUILL LLP

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